EXHIBIT 99


                                 March 27, 2002







Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

         Pursuant to temporary note 3T, Argonaut Group, Inc. (the "Company") has obtained a letter of representation from Arthur Andersen dated March 25, 2002 stating that the audit of the consolidated financial statements of the Company and its subsidiaries as of December 31, 2001 and for the year then ended was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen was not relevant to the audit.

                                Very truly yours,

                                                     ARGONAUT GROUP, INC.



                              By /s/ Mark Haushill
                              Name:  Mark Haushill
                              Title:    Vice President, Chief Financial
                                        Officer and Treasurer